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                                                                   EXHIBIT 23.2

              Consent of Ernst & Young LLP, Independent Auditors

  We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-19477) pertaining to the 1996 Stock Option Plan of ProsoftTraining.com (formerly known as Prosoft I-Net Solutions, Inc.) of our report dated October 24, 1997, included in the annual report (Form 10-K) for the year ended July 31, 1999, with respect to the consolidated balance sheet of ProsoftTraining.com as of July 31, 1997 (not presented separately therein), and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended July 31, 1997.

                                          /s/ Ernst & Young LLP

Orange County, California
October 27, 1999